Exhibit (a)(4)

                                OFFER TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            ALLCITY INSURANCE COMPANY
                                       AT
                               $2.75 NET PER SHARE
                                       BY
                          LEUCADIA NATIONAL CORPORATION


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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
WEDNESDAY, MAY 28, 2003 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.
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                                                                  April 29, 2003

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

           Leucadia National Corporation, a New York corporation ("Leucadia"), offers to purchase all outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of Allcity Insurance Company, a New York corporation ("Allcity"), at a price of $2.75 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 29, 2003 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares of Common Stock registered in your name or in the name of your nominee.

           For your information and for forwarding to your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.   The Offer to Purchase, dated April 29, 2003;

          2. The Letter of Transmittal for your use in accepting the Offer and tendering shares of Common Stock and for the information of your clients;

          3. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for shares of Common Stock and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed, by the Expiration Date;

          4. A letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          5. A letter to stockholders of Allcity from Rocco J. Nittoli, together with a Solicitation/ Recommendation Statement on
               Schedule 14D-9, dated April 29, 2003, which has been filed with the Securities and Exchange Commission, which includes the recommendation of the Board of Directors of Allcity that stockholders accept the Offer and tender their shares of Common Stock to Leucadia pursuant to the Offer.

           Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Leucadia will accept for payment and pay for shares of Common Stock which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if Leucadia gives oral or written notice to the Depositary of its acceptance of such shares of Common Stock for payment pursuant to the Offer. Payment for shares of Common Stock purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such shares of Common Stock, or timely confirmation of a book-entry transfer of such shares of Common Stock into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in the section of the Offer to Purchase titled "THE TENDER OFFER - 2. Acceptance for Payment and Payment," (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

           Leucadia will not pay any fees or commissions to any broker or dealer or other person (other than as described in the Offer to Purchase) for soliciting tenders of shares of Common Stock pursuant to the Offer. Leucadia will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

           Leucadia will pay or cause to be paid all stock transfer taxes applicable to its purchase of shares of Common Stock pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

           WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, MAY 28, 2003, UNLESS THE OFFER IS EXTENDED.

           In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of shares of Common Stock, and any other required documents, should be sent to the Depositary, and (ii) certificates representing the tendered shares of Common Stock should be delivered or such shares of Common Stock should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

           If holders of shares of Common Stock wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in the section of the Offer to Purchase titled "THE TENDER OFFER - 3. Procedures for Accepting the Offer and Tendering Shares."

           Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the following address and telephone number:
Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, Telephone: Shareowners call toll-free (888) 750-5834, Banks and Brokers call collect (212) 750-5833.

                                              Very truly yours,

                                              Leucadia National Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU THE AGENT OF LEUCADIA, ALLCITY, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.



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